UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.   )

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THE NATIONAL BANK OF INDIANAPOLIS CORPORATION

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 7, 2012

Dear Shareholder:

Enclosed you will find the 2011 Annual Report including audited financial statements of The National Bank of Indianapolis Corporation for the year ended December 31, 2011. The financial statements were audited by the accounting firm of Crowe Horwath LLP and contain an unqualified opinion. As you review the financial results of 2011, please note that the Corporation finished the year with total assets of over $1.459 billion. This compares to total assets of $1.441 billion in 2010.

As a result, The National Bank of Indianapolis is now the 11th largest Indiana bank, based on asset size. We have passed more than 200 banks in our eighteen years of existence.

In addition, your Corporation achieved increased profitability. Net income for 2011 was $5,356,000 compared to the 2010 net income of $3,786,000. On a fully diluted basis, earnings per share totaled $2.19 per share, compared to $1.59 in 2010.

Moving to the first quarter of 2012, we are pleased to report that the Corporation’s total assets exceeded $1.533 billion. The Corporation also recorded a profit of $1,741,000 or $0.70 per share for the first quarter of 2012 compared to $1,617,000 or $0.67 per share one year ago. Included in the results for the first quarter of 2011 were recoveries of prior losses on wire transfer and deposit accounts.

Growth was robust in the first quarter of 2012 compared to the first quarter of 2011. Loans grew 6% to $977 million, while deposits grew 6% to $1.338 billion. Fee income including gains on the sale of mortgages grew more than 25% to $4,102,000 for the quarter. Finally, Wealth Management assets under administration grew $30 million to $1.424 billion.

Results for the first quarter of 2012 also included a provision for loan losses of $908,000 in relation to our first quarter net charge-offs of $1,700,000. Our reserve now stands at over $13,400,000, which we believe is adequate in light of continued softness in the economy.

Enclosed with this letter you will also find a Proxy Statement and proxy form. With the Financial Statements, Annual Report and Proxy Statement, we have endeavored to provide substantial information concerning the Corporation and the Bank. By Indiana Law, we are required to hold an annual meeting of shareholders. This meeting will take place on June 21, 2012 at 2:30 p.m. at the Bank’s headquarters. The agenda will be very short. It is our intent to tally the proxies and formally transact only the business set forth in the Proxy Statement. We value your time and suggest for your convenience that you participate by reading the materials and sending in your proxy card. Please feel free to call us if you have any questions. If you do wish to attend the meeting, please let us know and we will make space available.

In summary, we believe that the Bank remains strong, stable and well-positioned to meet the challenges of 2012.

As always, we appreciate your support as both shareholders and clients of the Bank and we welcome all additional business and referrals that you are able to provide.

Sincerely,

Michael S. Maurer	Morris L. Maurer	Mark E. Bruin
Chairman	President and Chief Executive Officer	Executive Vice President and Chief Banking Officer

FORWARD LOOKING STATEMENTS

This document contains forward-looking statements. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation, the Corporation’s ability to effectively execute its business plans; changes in general economic and financial market conditions; changes in interest rates; changes in the competitive environment; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; losses, customer bankruptcy, claims and assessments; changes in banking regulations or other regulatory or legislative requirements affecting the Corporation’s business; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies. Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements is available in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011, and subsequent filings with the United States Securities and Exchange Commission (SEC). Copies of these filings are available at no cost on the SEC’s Web site at www.sec.gov or on the Corporation’s Web site at www.nbofi.com. Management may elect to update forward-looking statements at some future point; however, it specifically disclaims any obligation to do so.

FIRST QUARTER 2012 HIGHLIGHTS

Selected Balance Sheet Information
(in thousands)	March 31, 2012 (unaudited)	March 31, 2011 (unaudited)	Dec. 31, 2011 (audited)
Total Assets	$1,533,432	$1,471,116	$1,459,596
Loans	977,474	923,969	953,612
Reserve for Loan Losses	(13,440)	(16,042)	(14,242)
Investment Securities	249,878	233,021	254,283
Total Deposits	1,337,866	1,263,354	1,242,819
Shareholders’ Equity	91,773	81,526	90,119

Selected Income Statement Information
	Three Months Ended March 31,
(in thousands)	2012 (unaudited)	2011 (unaudited)
Net Interest Income	$10,366	$9,937
Provision for Loan Losses	908	1,689
Non-Interest Income	4,102	3,274
Non-Interest Expense	11,293	9,443
Pretax Income	2,267	2,079
Net Income	1,741	1,617

Selected Per Share Information
	Three Months Ended March 31,
	2012 (unaudited)	2011 (unaudited)
Basic Earnings per share	$0.75	$0.70
Diluted Earnings per share	$0.70	$0.67
Book Value per share	$39.44	$35.17